                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 30th day of July, 2003, by and between INTERFACE, INC., a corporation organized under the laws of the State of Georgia, U.S.A. (the "Company"), and CHRISTOPHER J. RICHARD, a resident of the State of Michigan ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto desire to enter into an agreement for the Company's employment of Executive on the terms and subject to the conditions contained herein;

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration (including, without limitation, certain stock option and restricted stock awards granted to Executive in connection with Executive's entering into this Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company initially as Vice President of the Company (and President and Chief Executive Officer of Interface Fabrics Group, Inc.), and shall perform such duties and functions for the Company and its subsidiaries and affiliates as shall be specified from time to time by the Chief Executive Officer ("CEO") or Board of Directors of the Company. Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to Executive.

         2. Duties. Executive shall devote his full business related time and best efforts to accomplishing such executive duties at such locations as may be requested by the CEO of the Company acting under authorization from the Board of Directors of the Company. Without limiting the foregoing, Executive initially shall have primary management responsibility for the Company's fabrics subsidiaries, and shall provide the Services described in Section 9(a)(v) hereof.

         3. Relocation. Executive intends to reside in Grosse Pointe Park, Michigan, until his son graduates from the high school currently attended; following such graduation, Executive shall relocate and reside in Guilford, Maine or Grand Rapids, Michigan, as determined by the Company after consultation with Executive. The reasonable and customary expenses of such relocation shall be paid by the Company (or reimbursed to Executive) in accordance with the Interface Fabrics Group, Inc. policy in effect at that time. Until such relocation occurs, Executive shall be provided with the use of an apartment in or around Guilford, Maine, with the rent, utilities and other operating costs of such apartment paid by the Company (or reimbursed to Executive, as the case may be).

         4. Avoidance of Conflict of Interest. While employed by the Company, Executive shall not engage in any other business enterprise without the prior written consent of the Company. Without limiting the foregoing, Executive shall not serve as a principal, partner, employee, officer, or director of, or consultant to, any other business or entity conducting business for profit (excepting

DNG Enterprises, a family relocation business) without the prior written approval of the Company. In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, Executive may invest in no more than one percent of the outstanding stock or securities of any competitor, the stock or securities of which are traded on a national stock exchange of any country.

         5. Term. Executive's employment pursuant to this Agreement shall commence as of the date first set forth above and continue for an initial period of one year (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew on a daily basis and shall continue in effect until one party gives the other party notice of termination as provided in Section 6 below (the entire period during which Executive is employed under this Agreement being referred to herein as the "Term").

         6. Termination. Executive's employment with the Company may be terminated as follows:

         (a) Voluntary Termination. Executive may voluntarily terminate his employment hereunder at any time, effective 45 days after delivery to the Company of Executive's signed, written resignation; the Company may accept said resignation and, at the Company's option, accelerate the effective date of said resignation.

         (b) Termination by Company. Subject to the terms of Sections 6(c) and (d) below, the Company may terminate Executive's employment hereunder, in its sole discretion, whether with or without "just cause" (as defined below), at any time upon written notice to Executive.

         (c) Termination Without Just Cause. If the Company terminates Executive's employment without "just cause" (as defined below), Executive shall be entitled to receive, as his exclusive remedy and as liquidated damages payable as a result of, and arising from, the Company's deemed breach of this Agreement, the compensation set forth in clauses (i) and (ii) below. Executive shall have no duty to mitigate any of the damages payable hereunder.

                  (i) Continued Salary. If the termination occurs prior to the end of the Initial Term, Executive shall continue to receive his current salary (subject to withholding of all applicable taxes) for the balance of the Initial Term or for a three-month period, whichever is greater, in the same manner as it was being paid as of the date of termination. If the termination occurs after the Initial Term, Executive's severance shall be the greater of three-months current salary or the severance amount provided under the Interface Fabrics Group, Inc. policy in effect at the time of termination (in either case, subject to withholding of all applicable taxes and paid in the same manner as salary was being paid as of the date of termination). For purposes of this
Section 6, Executive's "current salary" shall be the highest rate in effect during the six-month period prior to Executive's termination.

                  (ii) Vested Stock Awards. As of Executive's date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (or any successor plan) shall become 100% vested and thus immediately exercisable. Executive shall have until 5:00 p.m. (Eastern time) on the second anniversary of his date of termination within which to exercise any or all of such stock options. In addition, but only to the extent expressly provided in any restricted stock agreement associated with the Omnibus Stock Incentive Plan (or any successor plan), restrictions on all shares of restricted stock (and other performance shares, performance units or deferred shares) awarded to Executive under said plan shall lapse, and the affected shares shall become 100% vested.

                  (iii) Cessation Upon Death. The salary continuation benefit payable under clause (i) of this Section 6(c) shall cease in the event of Executive's death.

                  (iv) Additional Consideration. To be entitled to receive the foregoing compensation, Executive shall sign a covenant not to sue and release of claims (in a form acceptable to the Company), and such other documents as the Company may reasonably request of Executive, prior to or at the time of the initial payment, and for so long as Executive is entitled to the benefits of such compensation Executive shall cooperate fully with and devote Executive's reasonable best efforts to providing assistance reasonably requested by the Company. Such assistance shall be focused on transitioning duties and shall not require Executive to be active in the Company's day-to-day activities or interfere with other (non-competitive) employment of Executive, and Executive shall be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance.

                  (v) Change in Control. In the event Executive's employment is terminated without "just cause" within 24 months following the date of a "Change in Control" (as defined in the stock option agreement and restricted stock agreement evidencing the awards to Executive under Section 7(d) hereof), or following the sale of the Company's fabrics subsidiaries, the severance amount payable to Executive shall be 12 months current salary and shall be paid in single lump sum payment within 30 days of such event (this payment is in lieu of the salary continuation described in clause (i) above); in addition, all outstanding stock options shall become 100% vested and thus immediately exercisable, and, in the case of termination within 24 months of a "Change in Control," all shares of restricted stock (and other performance shares, performance units or deferred shares) shall become 100% vested.

         (d) Termination for Just Cause. The Company, for just cause, may immediately terminate Executive's employment hereunder at any time upon delivery of written notice to Executive. For purposes of this Agreement, the phrase "just cause" shall mean: (i) Executive's fraud, dishonesty, gross negligence, or willful misconduct with respect to business affairs of the Company (including its subsidiaries and affiliated companies), (ii) Executive's refusal or repeated failure to follow the established lawful policies of the Company applicable to persons occupying the same or similar positions, (iii) Executive's material breach of this Agreement, or (iv) Executive's conviction of a felony or other crime involving moral turpitude. A termination of Executive for just cause based on clause (i), (ii) or (iii) of the preceding sentence shall take effect 10 days after Executive receives from the Company written notice of intent to terminate and the Company's description of the alleged cause, unless Executive shall, during such 10-day period, remedy the events or circumstances constituting just cause; provided, however, such termination shall take effect immediately upon the

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

giving of written notice of termination for just cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice). If Executive is terminated for just cause prior to the end of the Term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such salary and reimbursable expenses as may properly be due Executive through Executive's last day of employment.

         (e) Effect of Other Termination Events. If Executive voluntary resigns from employment, or his employment is terminated due to Executive's disability or death (as defined in the Company's long-term disability plan or insurance policy), Executive shall be entitled to only (i) in the case of resignation, such salary, reimbursable expenses and other amounts as may be due Executive through Executive's last day of employment; (ii) in the case of disability, such compensation as provided by the Company's short and long-term disability plans; or (iii) in the case of death, such payments as are provided by its life insurance payment policy or plan in effect at that time or pursuant to the terms of any separate agreement concerning life insurance; provided, however, Executive or Executive's estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested at the time of Executive's disability or death (including, without limitation, the rights and benefits provided under applicable stock plans and retirement plans).

         (f) Survival of Provisions. Upon termination of Executive's employment for any reason whatsoever (whether voluntary on the part of Executive, without just cause, for just cause, or for other reasons), the obligations of Executive pursuant to Section 9 hereof shall survive and remain in effect.

         7. Compensation and Benefits. In consideration of Executive's duties and Services hereunder, the Company shall provide to Executive the following compensation and benefits:

         (a) Salary. Executive's initial salary under this Agreement shall be $285,000 per annum (payable in accordance with the Company's normal payroll practices for similarly situated employees).

         (b) Bonus. Executive shall be eligible, for each fiscal year ending during the Term, to receive a "regular" bonus in accordance with the Company's bonus program, as in effect from time to time. Executive's initial regular bonus opportunity shall be 85% of base salary. The bonus criteria and targets shall be determined by the CEO or the Compensation Committee of the Company's Board of Directors. Executive's bonus criteria and targets for fiscal 2003 are attached hereto as Attachment "A." In addition, for fiscal 2003 and 2004, Executive shall be eligible to participate in a Special Incentive Program approved by the Compensation Committee, a copy of which is attached hereto as Attachment "B."

         (c) Company Car. Executive may elect to receive a cash car allowance of $1,000 per month, or receive a Company leased vehicle (for which the monthly payment, including taxes, shall not exceed $1,000).

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

         (d) Equity Awards. Promptly upon Executive's signing of this Agreement, Executive shall be granted (i) a stock option to acquire 20,000 shares of the Company's common stock, pursuant to the form of stock option agreement attached hereto as Attachment "C," and (ii) 30,000 shares of restricted stock, pursuant to the form of restricted stock agreement attached hereto as Attachment "D."

         (e) Vacation. Executive shall be entitled to two weeks of paid vacation for the balance of 2003, and three weeks of paid vacation per year during the first five full years of the Term. Beginning January 1, 2009, and for the balance of the Term, Executive shall be entitled to four weeks of paid vacation per year. Vacation that is not utilized in a particular year may not be carried over to any subsequent year.

         (f) Expenses. The Company shall reimburse Executive, or pay directly, all reasonable business expenses incurred by Executive in the performance of his duties under this Agreement, provided that Executive incurs and accounts for such expenses in accordance with all Company policies and directives, as in effect from time to time.

         (g) Other Benefits. To the extent that Executive is qualified by the requirements of the applicable benefit plans, and subject to the terms and conditions thereof, Executive shall be entitled during the Term to participate in all employee benefit plans generally provided by the Company or its subsidiaries to fabrics group management personnel, for so long as the Company and its subsidiaries provide such benefit plans. As of the date hereof, such plans include a 401(k) plan (50% Company match on up to 4% of employee pay contributed), non-qualified savings plan, life insurance, disability insurance, medical insurance and dental insurance.

         (h) Tax Equalization. In the event of Executive's relocation outside of the United States, the Company and Executive will cooperate in good faith to agree on such adjustments to Executive's compensation and benefits package as are appropriate to provide consistent after-tax income to Executive equivalent to that of a person receiving Executive's pay and benefits taxable under the terms of the U.S. Internal Revenue Code, while also acting in the best interests of the Company.

         8. Legal Fees. While neither party reasonably expects Guilford Mills, Inc., a former employer of Executive, to contest the Company's hiring of Executive, if any court action is initiated by Guilford Mills, the Company shall pay (or reimburse to Executive) all legal fees and related expenses incurred by Executive in defending such action (which may include counterclaims against Guilford Mills and/or certain members of its management); provided, however, that the Company may at any time within 90 days after such an action is filed by Guilford Mills, in the Company's discretion, elect to terminate the employment relationship with Executive, and in such event (i) no severance benefits shall be owed or paid to Executive under Section 6(c) hereof or otherwise, (ii) notwithstanding the language of Section 6(f), the restrictive covenants of Sections 9(d), (e), (g) and (i) hereof shall not apply to Executive, and (iii) the Company shall have no obligation to pay (or reimburse Executive) for any legal fees and expenses incurred after the effective date of the termination.

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

         9.       Restrictive Covenants.

         (a) Definitions. As used in this Section 9, the following terms shall have the meanings ascribed to such terms as set forth below.

                  (i) "Company" - Interface, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.

                  (ii) "Confidential Information" - information relating to Company's customers, operations, finances, and business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns (including future carpet and fabric patterns), customer purchasing practices and preferences, compilations (including compilations of customer information), programs (including computer programs and models), devices (including carpet and fabric manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes, financial data (including sales forecasts, sales histories, business plans, budgets and other forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a two-year period after the termination of Executive's employment.

                  (iii) "Customers" - customers of the Company that Executive, during the two year period before the termination of Executive's employment, (A) solicited or serviced or (B) about whom Executive had Confidential Information. The parties acknowledge that a two-year period for defining Customers (as well as "Suppliers", below) is reasonable based on the Company's typical sales cycle, budgetary requirements and procurement procedures.

                  (iv)     "Products" - specialty interior fabrics, including
(A) panel fabrics for open plan office systems, (B) furniture upholstery, (C) wall and ceiling coverings and (D) window treatments, all for contract, commercial and institutional markets and customers (including original equipment manufacturers).

                  (v) "Services" - the services Executive shall provide as a Company executive and that Executive shall be prohibited from providing (whether as an owner, employee, consultant or in any other capacity) in competition with Company in accordance with the terms of this Agreement, which are to manage and supervise, and to have responsibility for, the conduct and execution of the business of designing, developing, manufacturing, purchasing for resale, marketing, selling, distributing, installing and maintaining, for contract, commercial and institutional markets and customers (including original equipment manufacturers), specialty interior fabrics, including (A) panel fabrics for open plan furniture systems, (B) furniture upholstery, (C) wall and ceiling coverings, and (D) window treatments; without limiting the foregoing, the services shall include:

(1) preparation of business plans, budgets and forecasts, (2) development of strategies for pricing of products to customers, (3) supervision of marketing and sale of products and customer service, (4) development of overall strategy for such business, including overseas manufacturing or sourcing of products and raw materials, (5) design and development of products, (6) development and maintenance of relationships with customers and suppliers, (7) employment and supervision of executives and sales personnel, (8) development of plans for expansion of such business, including expansion through merger, acquisition, joint venture and other combinations and affiliations, and (9) supervision and oversight of interior fabrics manufacturing operations and quality control, including methods for reducing waste in the production process. Executive acknowledges that he has been informed of and had an opportunity to discuss with the Company the specific activities Executive will perform as Services, and that Executive understands the scope of the activities constituting Services.

                  (vi) "Supplier" - a supplier of Company that Executive, during the two year period before the termination of Executive's employment, (A) had contact with on behalf of Company or (B) about whom Executive had Confidential Information.

                  (vii) "Territory" - North America, which is the principal geographic area where Executive performs Services for the Company and in which the Company continues to conduct business. Executive has been informed of and had an opportunity to discuss with the Company the specific territory in which Executive will perform Services. Executive acknowledges that the market for Company Products is worldwide, and that the Territory is the area in which Executive's provision of Services in violation of this Agreement would cause harm to the Company.

         (b) Non-disclosure and Restricted Use. Executive shall use his best efforts to protect Confidential Information. Furthermore, Executive will not use, except in connection with work for the Company, and will not disclose during or after Executive's employment, Company's Confidential Information.

         (c) Return of Materials. Upon the termination for any reason of Executive's employment, or at any time upon Company's request, Executive will deliver promptly to the Company all materials, documents, plans, records, notes or other papers and any copies in Executive's possession or control relating in any way to the Company's business, which at all times shall be the property of the Company.

         (d) Non-solicitation of Customers. During employment and for one year after the termination for any reason of Executive's employment, Executive will not solicit any Customer for the purpose of providing or selling any Products (except those produced or sold by the Company) to such Customer.

         (e) Non-solicitation of Suppliers. During employment and for one year after the termination for any reason of Executive's employment, Executive will not solicit any Supplier for the purpose of obtaining goods or services that the Company obtained from that Supplier and that are used in or relate to any Products.

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         (f)      Non-solicitation of Company Employees. During employment and for one year after the termination for any reason of Executive's employment, Executive will not solicit for employment with another person or entity, anyone who is, or was at any time during the year prior to such termination of Executive's employment, a Company employee.

         (g) Limitations on Post-Termination Competition. During employment and for one year after the termination for any reason of Executive's employment, Executive will not provide any Services within the Territory to any person or entity (other than the Company) designing, developing, manufacturing, marketing, selling, distributing or installing any Products.

         (h) Disparagement. Executive shall not at any time make false or misleading statements about the Company, including its products, management, employees, customers and suppliers.

         (i) Future Employment Opportunities. At any time before, and for one year after, the termination for any reason of Executive's employment, Executive shall, before accepting employment with another employer, provide such prospective employer with a copy of this Agreement and, upon accepting any employment with another employer, provide the Company with such employer's name and a description of the services Executive will provide to such employer.

         (j) Work For Hire Acknowledgment; Assignment. Executive acknowledges that Executive's work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, "Works") are within the scope of Executive's employment and part of Executive's duties and responsibilities. Executive's work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as "work made for hire" as that term is used in the United States Copyright Laws. Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive shall execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as Executive's agent to execute and deliver any assignments or documents Executive fails or refuses to promptly execute and deliver, this power and agency being coupled with an interest and being irrevocable.

         (k) Inventions, Ideas and Patents. Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive's employment by the Company or within six months of the date of termination of employment. Executive assigns to the Company any such invention or idea in any way connected with Executive's employment with the Company or related to the Company's business, research or development, or demonstrably anticipated research or development, and will cooperate with the Company and sign all documents deemed necessary by the

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Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company's exclusive ownership of all rights in such inventions, ideas and patents. Executive irrevocably appoints the Company as Executive's agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company's written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

         10. Injunctive Relief. Executive acknowledges that any breach of the terms of Section 9 hereof would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company.

         11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws. Executive hereby consents to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia and the U.S. District Court in Atlanta, Georgia and hereby waives any objection Executive might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.

         12. Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission, (ii) upon the earlier of actual receipt or the expiration of two business days after sending by express courier (such as UPS or Airborne Express), and (iii) upon the earlier of actual receipt or the expiration of five days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:

         To the Company:   Interface, Inc.
                           2859 Paces Ferry Road, Suite 2000
                           Atlanta, Georgia 30339
                           Fax No.: 770-437-6822
                           Attn: Chief Executive Officer

         With a copy to:   Interface, Inc.
                           2859 Paces Ferry Road, Suite 2000
                           Atlanta, Georgia 30339
                           Fax No.: 770-319-6270
                           Attn: General Counsel

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         To Executive:     Christopher J. Richard
                           at the last address and fax number
                           shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

         13. Failure to Enforce. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.

         14. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal representatives. Any business entity or person succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the assumption of this Agreement by such successor.

         15. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto, which makes specific reference to this Agreement.

         16. Severability. The Company's various rights and remedies referenced in this Agreement are cumulative and nonexclusive of one another, and Executive's covenants and agreements contained herein are severable and independent of one another. The existence of any claim by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of any or all of such covenants or agreements of Executive hereunder. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall continue in full force and effect.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

                                    INTERFACE, INC.

                                    By: /s/ Daniel T. Hendrix
                                        ----------------------------------------
                                        Daniel T. Hendrix, President and
                                        Chief Executive Officer

                                    Attest: /s/ Raymond S. Willoch
                                            ------------------------------------
                                            Raymond S. Willoch, Secretary

                                    EXECUTIVE:

                                    /s/ Christopher J. Richard
                                    --------------------------------------------
                                    Christopher J. Richard

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